                                                                  EXECUTION COPY



                            SHARE PURCHASE AGREEMENT


                                  FOR SHARES IN


                                  KANAL A d.d.




                            Dated as of June 13, 2000



                                  by and among



                                   TV-IN d.d.,

                                 IMPALER d.o.o.,


                            collectively, the Sellers




                             SBS BROADCASTING S.A.,

                              the Sellers Guarantor



                             Superplus HOLDING d.d.,

                                  the Purchaser


                                       and



                           CME MEDIA ENTERPRISES B.V.,

                             the Purchaser Guarantor

                            SHARE PURCHASE AGREEMENT
                            ------------------------

 THIS AGREEMENT is made as of June 13, 2000, by and among:

(1) TV-IN d.d., a company which is incorporated in Slovenia, represented by Igor Vezovnik, General Manager ("TV-IN"),

(2) IMPALER d.o.o., a company which is incorporated in Slovenia, represented by Igor Vezovnik, General Manager ("Impaler", and together with TV-IN, the "Sellers", and each a "Seller"),

(3) SBS BROADCASTING S.A., a company which is incorporated in Luxembourg, represented by Philip B. Cleland, pursuant to a power of attorney ("Sellers Guarantor"),

(4) SUPERPLUS HOLDING d.d., a company which is incorporated in Slovenia, represented by Marjetka Horvat, General Director (hereinafter, the "Purchaser"), and

(5)   CME  MEDIA  ENTERPRISES  B.V.,  a  company  which is  incorporated  in The
      Netherlands,   represented  by  Andrea  Kozma,  pursuant  to  a  power  of attorney ("Purchaser Guarantor").


 WITNESSETH:

WHEREAS, Kanal A d.d., Ljubljana, Slovenia, is a joint stock company registered in the Register of Companies held by the Regional Court (Okrozno sodisce) in Ljubljana under no. 1/8020/00 (hereinafter, the "Company") with a capital of SIT 118,789,000 consisting of 118,789 registered shares of the nominal value of 1,000 SIT each;

WHEREAS, Sellers want to acquire shares in the capital stock of the Company representing at least ninety-eight percent (98%) of the total capital stock of the Company on a fully diluted basis;

WHEREAS, Sellers want to sell all their shares in the capital stock of the Company (which shares shall represent all shares in the capital stock of the Company owned by Sellers and any of their Affiliates) to Purchaser and Purchaser wants to purchase such shares from Sellers and thereby to obtain at least ninety-eight percent (98%) of the total capital stock of the Company on a fully diluted basis;

NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

            Section 1.1 Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following meanings:

            "Accounts" means the audited financial statements of the Company for the year ending and as at December 31, 1999, as set forth in Exhibit A attached hereto;


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


            "Actual Deficiency Amount" means the sum of (i) Actual Net Working Capital minus Preliminary Net Working Capital, plus (ii) Actual Net Program Inventory minus Preliminary Net Program Inventory, in each case as determined on the basis of the Closing Audit Report, where such sum is a negative number;

            "Actual Excess Amount" means the sum of (i) Actual Net Working Capital minus Preliminary Net Working Capital, and (ii) Actual Net Program Inventory minus Preliminary Net Program Inventory, in each case as determined on the basis of the Closing Audit Report, where such sum is a positive number;

            "Actual Net Program Inventory" means the amount of Net Program Inventory as of the Closing Date as set forth in the Closing Audit Report;

            "Actual Net Working Capital" means the amount of Net Working Capital as of the Closing Date as set forth in the Closing Audit Report;

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such person. For purposes of this definition, "control", including with correlative meanings, the terms "controlled by" and "under common control with", means (i) with respect to any Person being controlled, the possession, directly or indirectly, of the power by another Person to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) with respect to any Person exercising control, the power of such Person to direct, or cause the direction of, the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the term "Affiliate" when used in respect of the Sellers shall not include any member of the Polic
Family;

            "Auditors" means KPMG Peat Marwick;

            "Business Day" means a day on which banks are open for business in Ljubljana, Slovenia, London, England and New York, New York;

            "Closing" means the completion of the sale of the Shares in accordance with Article VII herein;

            "Closing Audit Report" means an audit report of the Auditors prepared in accordance with Section 2.4, in which the Auditors certify the Actual Working Capital and Actual Net Program Inventory in accordance with this Agreement, which certificate shall based on the Auditors' audit of the consolidated balance sheet of the Company as of the Closing Date, and include as an attachment the consolidated balance sheet of the Company (including related footnotes and disclosures) from which such Actual Working Capital and Actual Net Program Inventory have been determined;

            "Closing  Conditions"  means the  conditions to Closing set forth in
Article VI herein;

            "Closing Date". means the day on which the Closing takes place, as determined pursuant to Section 7.1 herein;

            "CME Associates" means each of Ivan Gorjup; Janez Ujicic; Srecko Kukovec; Lenko Vidmar; and Marjan Jurenec;


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


            "CME  Associates  Polic  Release"  has the meaning set forth in
Section 5.3(d);

            "CME Associates Polic Slovene Withdrawal" has the meaning set forth in Section 5.3(d);

            "CME Associates Polic UK Withdrawal" has the meaning set forth in Section 5.3(d);

            "CME Group" means Central European Media Enterprises Ltd. or any direct or indirect wholly-owned subsidiary;

            "CME  Polic  Euro 3  Release"  has the  meaning  set  forth  in
Section 5.3(c);

            "CME  Polic  Euro 3  Withdrawal"  has the  meaning set forth in
Section 5.3(c);

            "CME  Polic  Release"  has the  meaning  set  forth in  Section
5.3(a);

            "CME  Polic  Slovene  Withdrawal"  has the meaning set forth in
Section 5.3(a);

            "CME  Polic  UK  Withdrawal"  has  the  meaning  set  forth  in
Section 5.3(a);

            "CME Promissory Note" means the promissory note, substantially in the form of Exhibit B attached hereto;

            "CME Registration Withdrawal" has the meaning set forth in Section 5.3(e);

            "CME SBS Release" has the meaning set forth in Section 5.3(f);

            "CME SBS Slovene Withdrawal" has the meaning set forth in Section 5.3(f);

            "CME  SBS UK  Withdrawal"  has the  meaning  set  forth  in  Section
5.3(f);

            "Company" has the meaning set forth in the recitals to this Agreement;

            "Company Material Adverse Effect" means a material adverse effect on the business, financial condition or result of operations of the Company; provided, however, that any such effect resulting from any change (i) in Slovenian law, rule or regulation (other than any suspension, termination or other regulatory change which results in a material adverse change to the Company's broadcast licenses) or generally accepted accounting principles or interpretations thereof that applies, or (ii) in economic or business conditions generally or in the broadcasting industry specifically, shall not be considered when determining if a Company Material Adverse Effect has occurred;

            "Convertible Barings Note" means the convertible note dated October 9, 1994 in the principal amount of ECU 1,618,254 and issued by the Company to Barings Communications Equity Limited, and subsequently acquired from Barings Communications Equity Limited by the Sellers Guarantor on July 1, 1996;

            "Current Liabilities" means the sum of trade payables, customer advances and all other debts or obligations (other than Liabilities in connection with SBS Receivables) which must or are likely to be discharged within one year;


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            "Encumbrance" means a mortgage, lien, pledge, option, right of first refusal, right of preemption or other security interest or encumbrance of any kind;

            "Escrow Amount" has the meaning set forth in Section 2.3 herein;

            "Foreign Programming" means television programming produced outside Slovenia regardless of the nationality of the seller of such programming;

            "Governmental Authority" means any agency, board, body, bureau, court, commission, department, instrumentality, entity established or controlled by, or administration of any government, or any political subdivision of any of the foregoing, including any legislative, judicial or administrative body;

            "ITI Notes" has the meaning set forth in Section 2.3 hereof;

            "Losses" means losses, damages, liabilities, penalties, costs or expenses (including, without limitation, reasonable legal fees and other dispute resolution costs) which are reasonably foreseeable direct consequences of a breach of this Agreement;

            "Liabilities" means, as to any Person, all debts, adverse claims, fines, liabilities and obligations of any kind, direct or indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by US GAAP to be reflected, in such Person's financial statements (including the notes thereto) or other books and records;

            "Net Program Inventory" means (a) the sum of (i) the purchase price of all Foreign Programming of the Company (on- and off-balance sheet), with a license period expiring after the earlier of the Closing Date and August 31, 2000, which has not been broadcast, and (ii) the lesser of (A) forty percent (40%) of the purchase price of all programming of the Company (on- and off-balance sheet), with a license period expiring after the earlier of the first anniversary of the Closing Date and August 31, 2001, which has been broadcast not more than once and is licensed for at least one further broadcast, and (B) US$650,000, less (b) all program liabilities of the Company (current and non-current, on- and off-balance sheet);

            "Net Working Capital" means the excess of current assets (defined as cash, cash equivalents, trade receivables and all other assets which are expected to be turned into cash, sold or exchanged within one year) over Current Liabilities, all calculated in accordance with US GAAP applied on a consistent basis;

            "New Shares" has the meaning set forth in Section 6.3(e) herein;

            "Option Agreement" has the meaning set forth in Section 2.3 herein;

            "Permitted Encumbrances" means Encumbrances for taxes, assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or, if delinquent, which are being contested in good faith.

            "Person" means an individual, partnership, corporation, company, trust, unincorporated organisation, or a government or agency or political sub-division thereof.


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            "Pledge Agreement" means the pledge to Sellers or their nominees of the ITI Notes in the form of Exhibit C attached hereto;

            "Polic Family" means Vladimir Polic, Denis Polic and Peter Polic;

            "Polic Release" has the meaning set forth in Section 5.2(g);

            "Polic  Withdrawal"  has  the  meaning  set  forth  in  Section
5.2(g);

            "Preliminary Net Program Inventory" means the Net Program Inventory as at December 31, 1999 as derived from the Reconciled Accounts;

            "Preliminary Net Working Capital" means Net Working Capital as at December 31, 1999 as derived from the Reconciled Accounts;

            "Purchase Price" has the meaning set forth in Section 2.2 herein;

            "Purchaser" has the meaning set forth in the preamble to this Agreement;

            "Purchaser Guarantor" has the meaning set forth in the preamble to this Agreement;

            "Reconciled Accounts" means the reconciliation by the Auditors of the balance sheet in the Accounts to US GAAP;

            "Remaining SBS Receivables" means all SBS Receivables existing on the Closing Date which have not otherwise been forgiven or converted for Shares as contemplated by this Agreement;

            "SBS Assignment Agreement" means the assignment agreement substantially in the form of Exhibit D attached hereto, pursuant to which SBS irrevocably assigns to Purchaser or its nominee(s) the Remaining SBS Receivables;

            "SBS Receivables" means all amounts owed by the Company to Sellers and/or their Affiliates, whether arising from loans, advances, trade payables or otherwise, and including the Convertible Barings Note;

            "SBS Release" has the meaning set forth in Section 5.2(g);

            "SBS  Slovene  Withdrawal"  has the  meaning  set  forth in  Section
5.2(g);

            "SBS UK Withdrawal" has the meaning set forth in Section 5.2(g);

            "Seller" has the meaning set forth in the preamble to this Agreement;

            "Sellers Guarantor" has the meaning set forth in the preamble to this Agreement;

            "Shareholders Meeting" has the meaning set forth in Section 5.2(i);

            "Shares" has the meaning set forth in Section 2.1 herein;

            "SIT" means Slovenian Tolar, the lawful currency of Slovenia;


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


            "Slovene GAAP" means generally accepted accounting principles in Slovenia as in effect from time to time, consistently applied;

            "Tax Return" means any return, report, form, declaration, claim for refund, information report or return, statement, supplementary or supporting schedules or other information filed with any taxing authority with respect to Taxes;

            "Taxes" means all taxes, levies, fees, import duties and similar government charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) of any taxing authority, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties;

            "US GAAP" means generally accepted accounting principles in the United States as in effect from time to time, consistently applied;

            "US$" or "U.S. Dollars" means the United States dollar, the lawful currency of the United States.

            Section 1.2. Statutory References. Any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transaction entered into hereunder.

            Section 1.3. Accounting Terms. All accounting terms used herein shall be interpreted and all accounting classifications and determinations hereunder shall be made in accordance with US GAAP.

            Section 1.4.  Interpretation.

            (a)  References.  Unless the context otherwise requires:

                  (i) headings are for convenience only and do not affect the interpretation of this Agreement;

                  (ii) a reference to a party in this Agreement shall include that party's successors and permitted assigns and transferees of its rights and/or obligations;

                  (iii) a reference to an Annex, Article, party, Schedule, Exhibit or Section is a reference to that Article or Section of, or that Annex, party, Exhibit or Schedule to, this Agreement; and

                  (iv) a reference to this Agreement or any other agreement, document or instrument is a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time.

            (b) Number and Gender. Words importing the singular number shall include the plural and vice versa, words importing any gender shall include all genders.


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


            (c) Knowledge. Whenever any reference is made in this Agreement to any of Sellers' knowledge, information, belief or awareness, it shall mean the knowledge, information, belief or awareness of any Seller and each of its Affiliates, including without limitation SBS Broadcasting S.A.

            Section 1.5. Construction. No rule of construction shall be applied to the disadvantage of any party because such party was responsible for or participated in the preparation of this Agreement or any part of it.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES
                           ---------------------------

            Section 2.1 Purchase and Sale. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing Sellers shall assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, (a) all shares in the Company held by Sellers and their Affiliates on the Closing Date (being shares with a face-value of 1,000 SIT), such shares to represent at least ninety-eight percent (98%) of the total then issued and outstanding capital stock of the Company on a fully diluted basis (the "Shares"), free and clear of all Encumbrances, and (b) all Remaining SBS Receivables.

            Section 2.2 Purchase Price. The aggregate purchase price for the Shares and the Remaining SBS Receivables shall be US$12,500,000 (twelve million five hundred thousand US dollars) plus an amount equal to the sum (whether positive or negative) of (a) Preliminary Net Working Capital and (b) Preliminary Net Program Inventory, as determined from the Reconciled Accounts (the "Purchase Price"). Subject to the terms and conditions of Sections 2.4 and 2.5, the Purchase Price shall be adjusted as provided therein.

            Section 2.3 Payment of Purchase Price. Payment of the Purchase Price as contemplated above shall be paid by wire transfer in US Dollars in immediately available funds on the Closing Date to the account so designated by Sellers prior to the Closing Date; provided, however, in the event that

            (a) at the time of Closing CME Media Enterprises B.V. or its Affiliates have sold, whether to SBS Broadcasting S.A. or its Affiliates or another Person, the convertible notes due December 10, 2001 issued by International Trading and Investment Holdings S.A. in the aggregate amount of US$40,000,000 (the "ITI Notes"), and US$12,500,000 of the proceeds from such sale (the "Escrow Amount") have been placed in escrow pursuant to Article III of the Option Agreement between SBS Broadcasting S.A. and Central European Media Enterprises Ltd. dated February 21, 2000 (the "Option Agreement"), then the Purchase Price shall be paid as follows:

                  (i) if the Purchase Price is greater than the Escrow Amount, the entire Escrow Amount shall be released to Sellers and, in addition, Purchaser shall pay to Sellers by wire transfer in US Dollars in immediately available funds to the account so designated by Sellers prior to the Closing Date the difference between the Purchase Price and the Escrow Amount; and

                  (ii) if the Purchase Price is less than the Escrow Amount, such portion of the Escrow Amount equalling the Purchase Price shall be released to Sellers and the remainder of the Escrow Amount shall be released to Central European Media Enterprises Ltd.; or


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            (b) at the time of Closing CME Media Enterprises B.V. or its
Affiliates have not sold, whether to SBS Broadcasting S.A. or its Affiliates or another Person, the ITI Notes, then at the Closing CME shall execute and deliver to Sellers the CME Promissory Note in principal amount equal to the Purchase Price and shall execute and deliver to Sellers the Pledge Agreement.

            Section 2.4 Closing Audit Report. As soon as reasonably practicable after the Closing, Purchaser shall cause the Auditors to prepare the consolidated balance sheet of the Company as of the Closing Date, together with the audit reports of the Auditors to the effect that such balance sheet has been prepared and audited in accordance with the requirements of this Section 2.4 and the definition of Closing Audit Report and setting forth the calculations of Actual Working Capital and Actual Net Program Inventory in accordance with the terms of this Agreement. Such balance sheet shall be prepared in accordance with US GAAP applied on a basis consistent with that utilized in the preparation of the financial statements of the Company as of, and for the period ended on, December 31, 1999 forming a part of the Accounts. Purchaser shall provide full access to the Auditors to the premises, properties, books, accounting records and other documents (including supporting contractual documentation) and personnel of the Company reasonably requested by the Auditors. The Auditors shall deliver the Closing Audit Report to each of Sellers and Purchaser no later than forty-five (45) days after the Closing. Purchaser shall ensure that Sellers have reasonable access to the Auditors and the information used in preparing the Closing Audit Report. The Closing Audit Report shall be binding and conclusive upon Purchaser and Sellers absent manifest error (i.e. an error of calculation). The cost of the preparation of the Closing Audit Report shall be borne equally between Sellers, on the one hand, and Purchaser, on the other hand.

            Section 2.5 Adjustment. Within ten (10) business days after the Closing Audit Report has become final and binding on Sellers and Purchaser pursuant to Section 2.4:

            (a) If there is an Actual Excess Amount which is greater than 0.3% (zero point three percent) of the Purchase Price, then

                  (i) if the Purchase Price has been paid in cash at the Closing, Purchaser shall pay to Sellers, by wire transfer in immediately available funds, without set-off or counterclaim and to the account designated by Sellers in writing, an amount equal to the Actual Excess Amount; or

                  (ii) if CME Media Enterprises B.V. has issued to Sellers or their nominee at the Closing the Promissory Note, the Promissory Note shall be amended and reissued by CME Media Enterprises B.V. with a principal amount equal to the Purchase Price plus the Actual Excess Amount.

            (b) If there is an Actual Deficiency Amount which is greater than 0.3% (zero point three percent) of the Purchase Price, then

                  (i) if Purchaser had paid the Purchase Price in cash at the Closing, Sellers shall pay to Purchaser, by wire transfer in immediately available funds, without set-off or counterclaim and to the account designated by Purchaser in writing, an amount equal to the Actual Deficiency Amount; or

                  (ii) if CME Media Enterprises B.V. had issued to Sellers or their nominee at the Closing the Promissory Note, the Promissory Note shall be amended and reissued by CME


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


Media Enterprises B.V. with a principal amount equal to the Purchase Price less the Actual Deficiency Amount.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

             Each Seller jointly and severally represents and warrants to Purchaser as follows:

             Section 3.1  Authority.


            (a) Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Seller and do not require the approval of the stockholders of Seller other than approvals already obtained. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

             (b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein by it, except for compliance with and filings under the applicable competition laws and regulations in Slovenia.

             (c)  Impaler is an Affiliate of SBS Broadcasting S.A.

             Section 3.2 No Violation. Seller's execution and delivery of this Agreement and, subject to the fulfilment of the conditions set forth in
Article VI, completion of its obligations as contemplated by this Agreement, does not and will not violate or constitute a default by it under (a) any treaty, law or regulation, or any judgment, court order or decree, by which Seller is bound (including without limitation the foreign ownership laws and public media laws of Slovenia), (b) any provision of the organizational documents of Seller or (c) any agreement to which Seller is party or is otherwise bound, except in the case of paragraphs (a), (b) and (c) above for such violations or defaults that would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

             Section 3.3 Capital Structure; Shares. At the Closing: (a) the statutory capital requirements of the Company through the end of 2000 shall be satisfied in such amounts as reasonably agreed between the parties hereto, (b) there will exist no other equity securities (or securities convertible into equity) in the Company other than (i) the class of ordinary shares of which the Shares form a part and (ii) the Convertible Barings Note (if not converted by Sellers into equity to acquire the Shares or forgiven by Sellers or their Affiliates), and such class of ordinary shares (and the shares into which the Convertible Barings Note is convertible) shall entitle each ordinary share only to a single vote, (c) the Shares will have been duly authorized, validly issued, will be fully paid up and non-assessable, will be in certificated form and will be owned of record and beneficially by Seller, free and clear of any and all Encumbrances, (d) the Shares will represent at least ninety-eight percent (98%) of the voting power and economic interest in the Company, (e) the holders of the remaining shares in the Company (other than the Shares) shall have no rights or privileges with respect to the Company (whether as a result of holding such shares or by separate agreement) other than those the Purchaser shall have as holder of the Shares, (f) neither Seller nor any of its Affiliates shall own any capital stock or other securities in the Company other than the Shares, (g) no member of the Polic Family shall, whether directly or indirectly, own or control any capital stock or other securities of the Company (other than any indirect ownership by any member of the Polic Family in an immaterial amount, which ownership is not known to Sellers), and (h) there will be no outstanding options, warrants or other rights of any kind entitling any Person to acquire any additional shares of capital stock of the Company, or securities convertible into or exchangeable for any such additional shares and the Company will not have committed to issue any such option, warrant, right or security.

            Section 3.4 No Claims, Proceedings, Etc. There are no legal actions, proceedings, claims or arbitrations pending or, to the best of Seller's knowledge, information and belief after due enquiry, threatened against Seller which would reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated herein.

            Section 3.5 Corporate Organization. The Company is duly organized and validly existing under the laws of Slovenia and is qualified to the extent necessary under applicable law to carry on its business and has full right and authority to own and to operate its properties and to engage in the business in which it is now engaged in all places where such business is carried on. The Company has no subsidiaries. Exhibit E to this Agreement is a true and complete copy of the organisational documents of the Company, as in effect on the date hereof.

            Section 3.6  Financial Statements; No Undisclosed Liabilities.

            (a) Except as disclosed therein, the Accounts were prepared in accordance with Slovene GAAP and fairly present in all material respects the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown.

            (b) The Company does not have any material liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be provided for or accrued in the balance sheet of the Company under Slovene GAAP that are not accrued or reserved against, or disclosed, in the Accounts, except liabilities incurred since December 31, 1999 that (i) have been incurred in the ordinary course of business and (ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 3.7 Books and Records. All minutes and records of the meetings of the shareholders of the Company and of the Supervisory Board, and resolutions related thereto, have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Such records, as well as all accounts, ledgers and other records forming the basis of the Accounts, as made available to the Purchaser and its representatives prior to Closing, are, to the knowledge of Seller, up-to-date and in compliance with applicable law and no notice or allegation that any of them is not correct or should be rectified has been received by, or is known to, the Company or Seller.

            Section 3.8 Title to Properties; Encumbrances. Except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, the Company has good, valid and marketable title to all of its properties and assets (real and personal, tangible and intangible), subject to no Encumbrances, except for Permitted Encumbrances and such defects in title or such Encumbrances as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            Section 3.9 Absence of Certain Changes. From December 31, 1999 to the date of this Agreement and except as otherwise contemplated by this Agreement, (a) no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company:

                  (i) has conducted its business in the ordinary course and has not entered into any material contracts or amendments or commitments outside of the ordinary course, and has not sold, assigned or transferred any tangible or intangible assets other than in the ordinary course of business;

                  (ii) has not incurred any obligation or liability (absolute or contingent) except current liabilities incurred in the ordinary course of business and has not mortgaged, pledged or subjected to an Encumbrance, other than to a Permitted Encumbrance, any of its assets, tangible or intangible, except in the ordinary course of business and as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                  (iii) has maintained all accounts, ledgers and other financial records in accordance with applicable law in all material respects;

                  (iv) has not suffered any damage, destruction or loss by fire or other casualty, except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                  (v) has not made any declaration or setting aside or payment of any dividend or any other distribution of profit or any direct or indirect redemption, purchase or other acquisition of any shares of the Company.

                  (vi) has not issued or granted or agreed to issue or grant any new shares, convertible bonds or warrants (other than, for the avoidance of doubt, as contemplated by this Agreement);

                  (vii) has not, individually or in the aggregate, made or agreed to make any capital expenditure or investment other than in the ordinary course of business and that would not be reflected as a Current Liability at Closing or that is in excess of US$100,000 (or its equivalent), or any increase in net borrowings (other than borrowings which would constitute SBS Receivables) in excess of US$50,000 (or its equivalent);

                  (viii) has not increased, or agreed to increase, the compensation (including pensions and other benefits) of its employees, officers or former employees or officers or the dependents of any former employees or officers in any material respect other than granting usual and customary increase in the ordinary course of business and consistent with past practice or pursuant to applicable law; and

                  (ix) has not cancelled any debt or waived or released any material right or claim or agreed to do any of the foregoing, except for such cancellations, waivers and releases as have not had and would reasonably be expected not to have, in the aggregate, a Company Material Adverse Effect.

            Section 3.10 No Claims, Proceedings, Etc. Except as set forth on
Schedule 3.10 to this Agreement, there are no material legal actions, proceedings, claims or arbitrations pending or, to the best of Seller's knowledge, threatened against the Company, including without limitation, any legal actions, proceedings, claims or arbitrations (other than those brought by Purchaser, the CME Associates or their Affiliates) relating to or arising out of
(a) the convening of, or resolutions taken at, any meeting of shareholders of the Company in connection with the issuance of the New Shares and the subscription for such New Shares by the Sellers, or (b) the registrations of the shareholder resolutions and the subscription for the New Shares by Sellers.

            Section 3.11 Compliance with Laws. Since its incorporation, the Company has conducted its business in accordance with all applicable laws and in accordance with all applicable regulations and other requirements (including licences, permits and authorities necessary for the carrying on of their business), of all Governmental Authorities having jurisdiction over them except where failure to comply with such laws, regulations and requirements would not, in the aggregate, have a Company Material Adverse Effect or materially adversely affect its ability to consummate the transactions contemplated herein.

            Section 3.12 Permits. Schedule 3.12(i) to this Agreement sets forth a complete and accurate list of all broadcast licenses of the Company. Schedule 3.12(ii) contains copies of all broadcast licenses of the Company, which copies are true, complete and accurate in all respects. The Company has complied in all material respects with the terms of all licenses, permits and authorities of all Governmental Authorities having jurisdiction over the Company which are necessary for the carrying on of its business. Each of said licenses, permits and authorities and the rights of the Company with respect thereto are valid and subsisting, in full force and in effect and enforceable by the Company, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except for such defaults or possible defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. None of said licenses, permits and authorities has been or, to the best of the Sellers' knowledge, information and belief after due enquiry, is threatened to be, revoked, cancelled, suspended or modified.

            Section 3.13  Taxes.

            (a) The Company has timely filed all Tax Returns for all Taxes required by law to have been filed and all such Tax Returns are complete and accurate in all material respects.

            (b) The Company has paid all Taxes which have become due and payable by the Closing Date whether pursuant to the said Tax Returns or pursuant to any assessment and there is no further liability for any such Taxes and no interest or penalties accrued or accruing with respect thereto, except with respect to the matters listed on Schedule 3.13(b), which matters are being contested in good faith.

            (c) The Company has made adequate provisions in accordance with Slovene GAAP for the payment of all material Taxes for which the Company may be liable for the period before Closing, regardless of whether the liability for such Taxes is disputed.

            (d) As at the date hereof, the Company is not a party to any agreements, waiver or other arrangement with any tax authority providing for an extension of time for filing any Tax Return and there exists no action or litigation between the Company and the tax authorities or administrations competent for labour contributions, concerning taxes, duties, levies or labour charges that have not been declared, paid in full or in part or to penalties relating thereto, or concerning late or incomplete declarations, that are reasonably likely to have a Company Material Adverse Effect.

            (e) Without prejudice to the generality of this Section 3.13, there exists no fact or omission which could give rise to any additional Tax, levy or labour investigation, claim or obligation against the Company, according to current legislation, and concerning the period ending on the date of the Accounts, or to any prior period of time for which the statute of limitations has not expired that is reasonably likely to have a Company Material Adverse Effect.

            (f) The Company has not entered into any contracts, agreements or arrangements with third parties which could render the Company liable for the payment of material amounts of taxes, levies or social charges due by such third parties.

            Section 3.14  Material Contracts.

            (a) Except for Contracts listed in Schedule 3.14, as of the date hereof, neither the Company nor any Subsidiary is bound by any Material Contract (as defined below). Except for Contracts listed in Schedule 3.14 and Material Contracts entered into in accordance with this Agreement after the date hereof but before the Closing, as of the date of Closing, neither the Company nor any Subsidiary will be bound by any Material Contract. Seller has heretofore delivered or made available to Purchaser true and complete copies of all Material Contracts outstanding as of the date of this Agreement, including all amendments and modifications thereto.

            (b) Each outstanding Material Contract constitutes a valid and binding agreement, enforceable against the Company in accordance with its terms, subject in each case to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity. No notice of a default has been sent or received by Seller, the Company, any Subsidiary or any of their Affiliates under any such Material Contract which remains uncured, except for defaults which in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

            (c) For purposes of this Agreement, "Material Contract" means any of the following contracts or other agreements to which the Company or any of its Subsidiaries is a party:

                  (i) any agreement (or group of related agreements, with the same third party or any of its Affiliates) for (A) the lease of personal property providing for lease payments in excess of US$50,000 (or its equivalent) per annum or (B) the lease of real property providing for lease payments in excess of US$50,000 (or its equivalent) per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which involve consideration in excess of US$50,000 (or its equivalent) per annum;

                  (iii) any joint venture, shareholders', material partnership or other similar agreement with any Person;

                  (iv) any agreement (or group of related agreements, with the same third party or any of its Affiliates) under which the Company or any of its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of US$50,000 (or its equivalent) per annum or under which it has imposed an Encumbrance on any of its material assets, tangible or intangible;

                  (v) any (A) agreement with an employee or consultant of the Company or any of its Subsidiaries, providing for a salary per annum in excess of US$50,000 (or its equivalent) or (B) agreement with work councils, labour unions or other employee organizations;

                  (vi) any other agreement (or group of related agreements with the same third party) the performance of which involves consideration in excess of US$50,000 (or its equivalent) per annum;

                  (vii) any license agreement or programming agreement with a term which has not expired or under which any payment obligation is still outstanding;

                  (viii) any agreement containing a covenant not to compete, other than those in which the Company and/or its Subsidiaries is the beneficiary in employee-related agreements;

                  (ix) any take-or-pay or requirements agreements or other agreement requiring the Company or any Subsidiary to pay regardless of whether products or services are received; or

                  (x) any agreement relating to the acquisition by the Company or any Subsidiary of any operating business or the capital stock of any other Person.

            Section 3.15  Employee Matters.

            (a) Except as provided for or accrued in the Accounts or otherwise disclosed in Schedule 3.15 to this Agreement, there are no pensions, life insurance benefits, profit-sharing, disability benefits or other obligations (other than those obligations covered by sub-paragraph (b) below) of the Company for the benefit of any of its employees, officers or former employees or officers or the dependents of any former employees or officers which, individually or in the aggregate, are equal to or greater than US$50,000 (or its equivalent), other than the minimum payments mandated by Slovene law, and all liabilities of the Company with respect to such pensions, benefits or other employee-related obligations which, individually or in the aggregate, are equal to or greater than US$50,000 (or its equivalent) have been, as of the date hereof, fully accrued or provided for in the Accounts.

            (b) Except as provided for or accrued in the Accounts or otherwise disclosed in Schedule 3.15 to this Agreement, there are no penalties, indemnities or other similar payment obligations (including in respect of severance payments) of the Company which, individually or in the aggregate, are equal to or greater than US$50,000 (or its equivalent) for the benefit of any of its employees, officers or former employees or officers or the dependants of any former employees or officers, and all liabilities of the Company with respect to such penalties, indemnities or other similar payment obligations which, individually or in the aggregate, are equal to or greater than US$50,000 (or its equivalent) have been as of the date hereof, fully accrued or provided for in the Accounts.

            (c) The Company has satisfied in all material respects all of its obligations relating to Slovenian labour law, and has in particular made on a timely basis all filings and/or notifications required by the competent labour and social charge authorities and maintained up-to-date all registers and records required by applicable labour law; and

            (d) The Company has observed in all material respects all obligations as regards employee representation, and has not committed any material offense against applicable labour laws regarding employee representation or collective activity.

            Section 3.16 Intellectual Property. Except as disclosed in Schedule
3.16 to this Agreement or as is not reasonably likely to have a Company Material Adverse Effect, the Company owns or has a valid and enforceable license to use the rights to all patents, trademarks, tradenames, service marks and copyrights, together with any registrations and applications therefor, licenses, inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") used in and necessary to carry on the business now operated by it. Except as disclosed in Schedule 3.16 or as is not reasonably likely to have a Company Material Adverse Effect, the operation of the business of the Company as currently conducted requires no rights of performance or display or their equivalent or any other rights, including, but not limited to, "moral rights" under copyrights other than copyrights owned by the Company or licensed by it pursuant to license agreements. Except as disclosed in Schedule
3.16 or as is not reasonably likely to have a Company Material Adverse Effect, neither Seller nor the Company has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company therein.

            Section 3.17 Insurance. The Company has obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks as disclosed in Schedule 3.17 to this Agreement. No notice of default, cancellation or non-renewal of any such policies has been received by the Company or any of its Affiliates.

            Section 3.18 SBS Receivables; Indebtedness. All SBS Receivables as of March 31, 2000 are set forth on Schedule 3.18 to this Agreement. All of such SBS Receivables, and as of the date of the Closing all SBS Receivables arising since March 31, 2000 and up to the Closing Date, have arisen in all material respects from bona fide transactions, have been included in the Accounts as approved by the Company's shareholders (to the extent arising prior to January 1, 2000) as due to Sellers or their Affiliates, and are, and immediately following the Closing will be, enforceable in accordance with their terms (subject to applicable insolvency laws and equitable principles of general application). All loans to the Company from Sellers or their Affiliates (which, for the avoidance of doubt, constitute SBS Receivables) are, if required, properly registered in all material respects with the Bank of Slovenia, and all long-term payables owed by the Company to Sellers or their Affiliates (which, for the avoidance of doubt, constitute SBS Receivables) have been forgiven or converted to loan commitments of the Company, or will be included in the Accounts to the extent required by Slovene GAAP, and approved by the Company's shareholders.

            Section 3.19 Liabilities of the Company. As of the Closing Date, the Company shall have no Liabilities, other than Current Liabilities, program liabilities and Liabilities which constitute Remaining SBS Receivables.

            Section 3.20 Notice of Shareholders Meeting. All shareholders of the Company have been notified of the Shareholders Meeting (effecting, inter alia, the increase in capital of the Company) as required by and in conformity with applicable Slovenian laws and the charter documents of the Company.

            Section 3.21 Timing of Representations and Warranties. The representations and warranties set forth in this Article III shall be deemed to be given upon the execution of this Agreement as well as at the Closing (unless specifically stated otherwise).

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

            Purchaser represents and warrants to Sellers as follows:

             Section 4.1  Authority.

            (a) Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Purchaser and do not require the approval of the stockholders of Purchaser or of any Affiliate of Purchaser other than approvals already obtained. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

             (b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, except for compliance with and filings under the applicable competition laws and regulations in Slovenia.

             Section 4.2 No Violation. Purchaser's execution and delivery of this Agreement and, subject to the fulfilment of the conditions set forth in
Article VI, completion of its obligations as contemplated by this Agreement, does not and will not violate or constitute a default by it under (a) any treaty, law or regulation, or any judgment, court order or decree, by which Purchaser is bound (including without limitation the foreign ownership laws and public media laws of Slovenia), (b) any provision of the organizational documents of Purchaser or (c) any agreement to which Purchaser is party or is otherwise bound, except in the case of paragraphs (a), (b) and (c) above for such violations or defaults that would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. At Closing, Purchaser will validly hold the Shares in accordance with Slovenian law.

            Section 4.3 No Claims, Proceedings, Etc. There are no legal actions, proceedings, claims or arbitrations pending or, to Purchaser's knowledge, threatened against the Purchaser which would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated herein.

            Section 4.4 Corporate Organization. The Purchaser is duly organized and validly existing under the laws of Slovenia.

            Section 4.5 Timing of Representations and Warranties. The representations and warranties set forth in this Article IV shall be deemed to be given upon the execution of this Agreement as well as at the Closing.

                                    ARTICLE V

                                    COVENANTS

            Section 5.1  Covenants of Sellers and Purchaser.

            (a) Reasonable Best Efforts to Satisfy Conditions. The parties shall use their reasonable best efforts and fully cooperate to bring about the fulfilment of the Closing Conditions on the earliest possible date.

            (b) Further Assurances. Each of the Sellers and Purchaser shall (and, with respect to Sellers, cause the Company to), at the request of the other party to this Agreement, execute, acknowledge, deliver and file without further consideration, all further assignments, conveyances, endorsements, powers of attorney, consents and other documents and take such other action as may be reasonably requested to complete the transactions contemplated by this Agreement.

             (c) Confidentiality. Each party undertakes that it shall, together with its employees, officers, advisors and other agents hold in strict confidence all data and information regarding the Company obtained pursuant to this Agreement or otherwise, including the terms of this Agreement ("Confidential Information") and will not, and will use its best efforts to ensure that such other persons do not, disclose such Confidential Information to others without the prior written consent of the other party, except that Purchaser may provide such Confidential Information in response to legal process or applicable governmental regulations, but only that portion of the Confidential Information which, in the written opinion of counsel for Purchaser, is legally required to be furnished and further provided that Purchaser notifies in writing Seller of its obligation. For purposes of this subsection, "Confidential Information" shall not include any information that:

                  (i) is within the public domain other than as a result of a breach of this Agreement

                  (ii) becomes available within the public domain other than (A) as a result of a breach of this Agreement or (B) by means of other unauthorized disclosure or use, provided, however that if the unauthorized disclosure is not attributable to Purchaser, the terms of further disclosure will remain subject to this subsection;

                  (iii) is provided to Purchaser by a person or entity (other than the parties hereto) that is lawfully in possession of such information and has the lawful right to disclose or use it; or

                  (iv) following the 90th day after the Closing, relates solely to the business of the Company (it being understood that the terms of this Agreement and the information as to the business or affairs of Sellers shall continue to be Confidential Information).

             (d) Public Announcements. The parties shall coordinate with each other the public announcement and presentation to the press of the transactions contemplated by this Agreement and related agreements, as well as the disclosure of provisions of this Agreement and related agreements to governmental or regulatory authorities or instrumentalities.

            (e) Standstill Agreement. The parties agree that prior to the consummation of the transactions contemplated by this Agreement, they shall not, and shall cause their Affiliates not to, and Purchaser shall use its reasonable best efforts to cause the CME Associates not to, and Sellers shall use their reasonable best efforts to cause the Polic Family not to, institute any legal proceedings against each other or relating to the Company or Euro 3 d.o.o. and shall seek to postpone if possible and in any event take no action beyond the minimum required to continue all existing actions between them, including without limitation the actions underlying or relating to the following (unless, in the good faith judgment of such party, initiating such action is required to preserve such party's rights, which would otherwise lapse by reason of statute of limitations or otherwise, or in circumstances where such party would reasonably be expected to suffer irreparable damage if no action were taken):

                  (i)    SBS Release;
                  (ii)   SBS Slovene Withdrawal;
                  (iii)  SBS UK Withdrawal;
                  (iv)   Polic Release;
                  (v)    Polic Withdrawals, if applicable;
                  (vi)   CME Polic Release;
                  (vii)  CME Polic Slovene Withdrawal;
                  (viii) CME Polic UK Withdrawal;
                  (ix)   CME Polic Euro 3 Release;
                  (x)    CME Polic Euro 3 Withdrawal;
                  (xi)   CME Associates Polic Release;
                  (xii)  CME Associates Polic Slovene Withdrawal;
                  (xiii) CME Associates Polic UK Withdrawal;
                  (xiv)  CME Registration Withdrawal;
                  (xv)   CME SBS Release;
                  (xvi)  CME SBS Slovene Withdrawal;
                  (xvii) CME SBS UK Withdrawal.

            Section 5.2  Covenants of Sellers.

            (a) Conversion of SBS Receivables into Equity. Sellers shall take, or shall cause to be taken, such actions as may be necessary or appropriate to ensure that, prior to the Closing, Sellers have converted such amount of SBS Receivables into shares in the Company owned by Sellers to the extent necessary to ensure that at the Closing Sellers own, free and clear of all Encumbrances, at least ninety-eight percent (98%) of the total then issued and outstanding capital stock of the Company on a fully diluted basis. Each Seller further agrees to cooperate with Purchaser to maximize the amount of SBS Receivables converted into equity of the Company; provided that Sellers may choose to forgive SBS Receivables or otherwise elect not to convert SBS

Receivables into equity of the Company in their reasonable discretion and such that they comply with the other provisions of this Agreement.

            (b) Conduct of Business. From the date of this Agreement and to the earlier of (x) the Closing Date or (y) the date of termination of this Agreement pursuant to Article VIII hereof and except as otherwise contemplated by this Agreement, each Seller shall cause the Company to carry on its business in the ordinary course and will cause the Company not to, without the prior express written consent of the chief executive officer of Central European Media Enterprises Ltd.:

                  (i) adopt or amend materially its corporate plan or operating plan and budget (other than, for the avoidance of doubt, as contemplated by this Agreement);

                  (ii) enter, or agree to enter, into any agreement concerning any major contractual commitment or right, any major strategic acquisitions, disposals or restructurings, including, but not limited to, through liquidation, merger or other transfers;

                  (iii) enter, or agree to enter into, any agreement which would constitute a Material Contract;

                  (iv)   amend, or agree to amend, any Material Contract;

                  (v)  amend,  or agree  to  amend,  any  license  set  forth in
Section 3.12(i);

                  (vi) purchase, license or otherwise acquire any additional Foreign Programming, or produce or agree to produce any additional programming formats;

                  (vii) reallocate programming or amend any existing Foreign Programming agreements;

                  (viii) reduce the Company's program amortization rate below sixty percent (60%) for first runs of programs;

                  (ix) issue or grant, or agree to issue or grant, any new shares, convertible bonds, options or warrants (other than, for the avoidance of doubt, as contemplated by this Agreement);

                  (x) pay or declare any dividends or distributions of any sort;

                  (xi) make or agree to make any capital expenditure or investment other than in the ordinary course of business and that would not be reflected as a Current Liability at Closing or that is in excess of US$100,000 (or its equivalent), or any borrowing (other than a borrowing which would constitute an SBS Receivable) in excess of US$50,000 (or its equivalent);

                  (xii) amend its organizational documents (other than, for the avoidance of doubt, as contemplated by this Agreement) or create any subsidiary; or

                  (xiii) increase, or agree to increase, the compensation (including pensions and other benefits) of its employees, officers or former employees or officers or the dependents of any former employees or officers in any material respect other than granting usual and customary increases in the ordinary course of business and consistent with past practice or pursuant to applicable law.

            (c) Access to information. From the date of this Agreement and to the earlier of (i) the Closing Date or (ii) the date of termination of this Agreement pursuant to Article VIII hereof, Sellers shall allow, or otherwise cause the Company to allow, the CME Group and its officers, employees, counsels, accountants, auditors, representatives and other approved agents as reasonably consented to by Sellers reasonable access during regular business hours to such information, personnel and facilities of the Company as Purchaser shall reasonably request, subject to applicable laws and confidentiality considerations (including Purchaser's agreement that (x) it shall not photocopy any documents relating to the Company provided to Purchaser or its representatives without the prior consent of Sellers or the Company and (y) a representative of the Company or Sellers shall be present in the data room where documents are made available to Purchaser and its representatives); provided, however, that this process will be conducted in a manner designed to minimize disruption to the business of the Company; provided, further, that, to the extent practicable, such access to information shall be conducted off of the premises of the Company at such place and on such terms as reasonably agreed among the parties.

            (d) Employee Restructuring. Sellers shall cause the Company to decrease its number of employees (zaposleni) such that, prior to Closing, the Company shall have no more than twenty (20) employees (zaposleni); provided, however, that Sellers shall consult with the CME Group prior to such restructuring.

            (e) Timing of Closing. Sellers shall use their reasonable best efforts to satisfy all Closing Conditions not then satisfied within ten (10) days, and in any event not later than August 15, 2000, after the elapse of the thirtieth (30th) day from the date of publication in the Official Gazette of the Registration Court of the registration of all resolutions of the general meeting(s) of shareholders approving the issuance of the New Shares and Sellers' subscription for such New Shares. Sellers shall notify Purchaser in writing promptly of the date on which the aforementioned publication is made.

            (f) Non-Compete. Each Seller and Sellers Guarantor undertakes not to, and Sellers Guarantor agrees to cause its subsidiaries not to, engage, directly or indirectly, in any activity which competes with the business of the Company in Slovenia for a period of six (6) months subsequent to the Closing Date. Each Seller and Sellers Guarantor undertakes not to, and Sellers Guarantor agrees to cause its subsidiaries not to, enter into business relations in or with respect to the territory of Slovenia with any of the Company's customers, suppliers, employees or agents during such period.

            (g) Release of Claims against CME and CME Associates. At or prior to the Closing, Sellers shall

                  (i) deliver to Purchaser a release and waiver (the "SBS Release"), substantially in the form, mutatis mutandis, of Exhibit F attached hereto, whereunder each Seller and its Affiliates shall, effective upon Closing, release CME, its Affiliates and the CME Associates from all claims, rights and obligations, whether known or unknown, actual or contingent, asserted or held by each Seller or its Affiliates against CME, its Affiliates and the CME Associates arising out of or relating to the Company, except claims, rights or obligations arising under this Agreement;

                  (ii) deliver to Purchaser a withdrawal (the "SBS Slovene Withdrawal"), substantially in the form of Exhibit G attached hereto, whereunder each Seller and its Affiliates shall, effective upon Closing, irrevocably withdraw its lawsuit against, inter alia, CME, its

Affiliates and the CME Associates which is currently in the Slovene courts under the identification "PG 564/96";

                  (iii) deliver to Purchaser a withdrawal (the "SBS UK Withdrawal"), in form and substance reasonably satisfactory to the CME Group, whereunder each Seller and its Affiliates shall, effective upon Closing, irrevocably withdraw their litigation against, inter alia, CME, its Affiliates and the CME Associates identified as Case Reference 1996 Folio No 1479; and

                  (iv) use their reasonable best efforts to cause the Polic Family to deliver to Purchaser (A) a release and waiver (the "Polic
Release"), substantially in the form, mutatis mutandis, of Exhibit F attached hereto, whereunder the Polic Family and its Affiliates shall, effective upon Closing, release CME, its Affiliates and the CME Associates from all claims, rights and obligations, whether known or unknown, actual or contingent, asserted or held by the Polic Family or its Affiliates against CME, its Affiliates and the CME Associates arising out of or relating to the Company and Euro 3 TV d.o.o., and (B) such number of withdrawals (collectively, the "Polic Withdrawal"), in form and substance reasonably satisfactory to the CME Group, whereunder the Polic Family and its Affiliates shall, effective upon Closing, irrevocably withdraw any actions, claims or counterclaims against, inter alia, CME, its Affiliates and the CME Associates which at the time of the Closing are currently in the Slovene or UK courts.

            (h) Delivery of Programming Inventory. Sellers agree to deliver to Purchaser as soon as practicable after the execution of this Agreement but in any event within five (5) Business Days thereafter, a programming inventory setting forth, as of a date on or about May 31, 2000, the programming inventory of the Company.

            (i) Notice of Company Shareholder Meetings. Without limiting Sellers obligations under Section 5.3(e), Sellers undertake to provide Purchaser promptly upon the adjournment of the general meeting of, and any other meeting of, the shareholders of the Company (each, a "Shareholders Meeting"), and in any event within three (3) Business Days thereafter, with a notice substantially in the form of Exhibit H attached hereto, setting forth the business conducted at such Shareholders Meeting, including without limitation detailing (A) the resolutions passed thereat, and (B) the number of New Shares to be issued, the number of other shares existing or remaining in the Company other than the New Shares, and to whom such New Shares are to be issued.

            (j) No Interference. Sellers and Sellers Guarantor agree not to, and to cause their Affiliates not to, and to use its reasonable efforts to cause the Company not to, take any legal or other actions which would reasonably be likely to impede or otherwise frustrate the ability of Purchasers to purchase the Shares, including without limitation any such action in respect of Purchaser's efforts to obtain Slovene regulatory approval in connection with the transactions contemplated herein.

            Section 5.3  Covenants of Purchaser.

            (a) Release of Non-Euro 3 Claims against Polic Family by CME.
As soon as practicable after the execution of this Agreement and in any event within three (3) Business Days thereafter, Purchaser shall deliver to Sellers
(i) an executed release and waiver (the "CME Polic Release") substantially in the form, mutatis mutandis, of Exhibit F attached hereto, whereunder Purchaser and its Affiliates shall agree to release the Polic Family from all claims, rights and obligations, whether known or unknown, actual or contingent, asserted or held by Purchaser or its Affiliates against the Polic Family arising out of or relating to the Company, (ii) an unexecuted copy, which copy shall be executed as contemplated by paragraph (b) below, of a withdrawal (the "CME Polic Slovene Withdrawal"), substantially in the form of Exhibit G attached hereto, whereunder Purchaser and its Affiliates shall irrevocably withdraw their lawsuit against the Polic Family which is currently in the Slovene courts under the identification "IP 185/98", and (iii) an unexecuted copy, which copy shall be executed as contemplated by paragraph
(b) below, of a withdrawal (the "CME Polic UK Withdrawal"), in form and substance reasonably satisfactory to the Polic Family, whereunder Purchaser and its Affiliates shall irrevocably withdraw their litigation against, inter alia, the Polic Family identified as Case Reference 1996 Folio No 1479.

            (b) Authorization of Sellers to Execute Non-Euro 3 CME Releases. Purchaser hereby authorizes Sellers to (i) instruct Janko Pucnik, the CME Group's attorney-in-fact with respect to the litigation underlying the CME
Polic Slovene Withdrawal, to execute, and Janko Pucnik shall, at the Sellers' discretion, so execute, the CME Polic Slovene Withdrawal promptly upon Seller's written instruction (and CME hereby gives Janko Pucnik a power of attorney to execute such withdrawals) and (ii) instruct Herbert Smith, the CME Group's attorney-in-fact with respect to the litigation underlying the CME Polic UK Withdrawal, to execute, and such attorney-in-fact shall, at the Sellers' discretion, so execute, the CME Polic UK Withdrawal promptly upon Seller's written instruction. Notwithstanding the foregoing or anything to the contrary, if Sellers do not have duly registered clear and valid title to the Shares (as evidenced by documentation reasonably satisfactory to Purchaser) prior to the earlier of August 15, 2000 and the termination of this Agreement in accordance with Article VIII, then Sellers shall, within five (5) Business Days thereafter, either (x) return such CME Polic Release, CME Polic
Slovene Withdrawal and CME Polic UK Withdrawal to Purchaser in such a manner which ensures that the claims underlying such CME Polic Release, CME Polic Slovene Withdrawal and CME Polic UK Withdrawal have in no way been prejudiced, or (y) make a cash payment to Purchaser by wire transfer in immediately available funds in the amount of US$250,000.

            (c) Release of Euro 3 Claims against Polic Family by CME. At or prior to the Closing, Purchaser shall, so long as Sellers are able to deliver to Purchaser at Closing the Polic Release covering, inter alia, claims relating to Euro 3 TV d.o.o., deliver to Sellers (i) a release and waiver (the "CME Polic Euro 3 Release") substantially in the form, mutatis mutandis, attached hereto as Exhibit F, whereunder Purchaser and its Affiliates shall agree to release the Polic Family from all claims, rights and obligations, whether known or unknown, actual or contingent, asserted or held by Purchaser or its Affiliates against the Polic Family arising out of or relating to Euro
3 TV d.o.o. and (ii) a withdrawal (the "CME Polic Euro 3 Withdrawal"), substantially in the form of Exhibit G attached hereto, whereunder Purchaser and its Affiliates shall, effective upon Closing, irrevocably withdraw their lawsuits against the Polic Family which are currently in the Slovene courts under the identifications "VII Pg 27/97", "VII Pg 117/97", VII Pg 116/97", "Pg 932/96", "IV Pg 2/97" and "III Pg 236/96".

            (d) Release of CME Associates Claims against Polic Family.
Purchaser shall use its reasonable best efforts to cause the CME Associates to deliver to Sellers, at or prior to the Closing, (i) a release and waiver (the "CME Associates Polic Release") substantially in the form, mutatis mutandis, attached hereto as Exhibit F, whereunder the CME Associates and their Affiliates shall agree to release, effective upon Closing, the Polic Family from all claims, rights and obligations, whether known or unknown, actual or contingent, asserted or held by Purchaser or its Affiliates against the Polic Family arising out of or relating to the Company, and (ii) a withdrawal (the "CME Associates Polic Slovene Withdrawal"), substantially in the form of Exhibit G attached hereto, whereunder the CME Associates and their Affiliates shall, effective upon Closing, irrevocably withdraw their lawsuit against the Polic Family which is currently in the Slovene courts under the identification "IP 185/98", Pg 932/96-Koper", "VII Pg 236/96", "VII Pg 27/97",
and "R Lg 878/97", and (iii) a withdrawal (the "CME Associates Polic UK Withdrawal"), in form and substance reasonably satisfactory to the Polic Family, whereunder the CME Associates and their Affiliates shall, effective upon Closing, irrevocably withdraw their litigation against, inter alia, the Polic Family identified as Case Reference 1996 Folio No 1479.

            (e) Release of Share Registration Claims. If a Shareholders Meeting approves the restructuring of the share capital of the Company as contemplated by this Agreement, then promptly thereafter, and in any event within twenty-four
(24) hours thereafter, Purchaser shall use its reasonable best efforts to deliver to Sellers a withdrawal (the "CME Registration Withdrawal"), in form and substance reasonably satisfactory to Sellers, which irrevocably withdraws the five lawsuits relating to the registration of the share capital of the Company which are currently in the Slovene courts under the identifications "VII PG 251/97", "VII PG 35/97", "III P 179/97", "VII PG 139/98" and "III P 280/98"; it
being understood by Purchaser that the failure of Purchaser to deliver such CME Registration Withdrawal may prevent Sellers from registering the New Shares as contemplated by this Agreement. In order for Purchaser to comply with its obligations under this paragraph (e), Sellers agree to provide prompt notice to the CME Group of (A) the date of the AGM and (B) the results of such Shareholders Meeting.

            (f) Release of Claims against Sellers and their Affiliates. At or prior to the Closing, Purchaser shall:

                  (i) deliver to Sellers a release and waiver (the "CME SBS Release"), substantially in the form, mutatis mutandis, of Exhibit F attached hereto, whereunder Purchaser and its Affiliates shall, effective upon Closing, release each Seller and its Affiliates from all claims, rights and obligations, whether known or unknown, actual or contingent, asserted or held by Purchaser or its Affiliates against Seller and its Affiliates arising out of or relating to the Company, except claims, rights or obligations arising under this Agreement;

                  (ii) deliver to Sellers a withdrawal (the "CME SBS Slovene Withdrawal"), substantially in the form of Exhibit G attached hereto, whereunder Purchaser and its Affiliates shall, effective upon Closing, irrevocably withdraw their lawsuits against, inter alia, each Seller and its Affiliates which are currently in the Slovene courts under the identifications "VII Pg 391/99" (withdrawal of an appeal against judgment) and "VII Pg 224/96" (withdrawal of the suit); and

                  (iii) deliver to Sellers a withdrawal (the "CME SBS UK Withdrawal"), in form and substance reasonably satisfactory to Sellers, whereunder Purchaser and its Affiliates shall, effective upon Closing, irrevocably withdraw their litigation against, inter alia, each Seller and its Affiliates identified as Case Reference 1996 Folio No 1479.

            (g) No Interference. Purchaser agrees not to, and to cause its Affiliates not to, and to use its reasonable best efforts to cause the CME Associates not to, take any legal or other actions which would reasonably be likely to impede or otherwise frustrate the ability of Sellers to obtain the Shares, including any such action in respect of the recapitalization of the Company, bankruptcy proceeding, court-ordered settlement or any other transactions related to Sellers' efforts to obtain the Shares or consummate the transactions contemplated hereby.

            (h) Documents Provided to Slovenian Regulatory Authorities. Purchaser agrees to provide to Sellers for their review, in the presence of Purchaser or its representatives, true and accurate copies (including English translations) of all written documents filed, submitted or otherwise provided by Purchaser to any Slovenian regulatory authorities relating to the transactions contemplated hereby, including without limitation the Slovenian anti-monopoly authorities, promptly after the date of their filing or submission to such regulatory authority; provided, however, that neither Sellers nor their Affiliates, representatives, employees or agents may copy or otherwise duplicate such materials without the prior written consent of Purchaser.

            (i) Anti-Monopoly Approval. Purchaser agrees (i) to use all reasonable efforts to obtain as soon as practicable the approval of the Slovenian anti-monopoly authorities to the acquisition of the Shares by Purchaser, (ii) to update Sellers on a reasonable basis as to the status of the anti-monopoly filing (including without limitation any preliminary indications as to the approval or rejection of such filing by the regulatory authorities), and (iii) promptly to inform Sellers if Purchaser or its Affiliates receive a final, binding and non-appealable decision from the Slovenian anti-monopoly authorities prohibiting Purchaser's purchase of the Shares as contemplated herein.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING
                              ---------------------

            Section 6.1 Conditions to Obligations of Sellers and Purchaser. At the option of each of Sellers and Purchaser, the respective obligations of the Sellers and the Purchaser to complete the sale of the Shares contemplated by this Agreement are subject to the fulfilment, on or before the Closing, of the following conditions:

            (a) Competition Approval. All required consents or approvals of the Slovenian anti-monopoly authorities to the acquisition of the Shares by Purchaser have been obtained or waived, and all copies thereof delivered by Purchaser to Sellers, or any applicable waiting period relating thereto shall have expired.

            (b) No Order, Injunction. No order of any court or governmental or other agency or authority having jurisdiction over any party hereto shall have been issued and be in effect which prohibits or materially restrains the completion of the transactions contemplated hereby.

            Section 6.2 Conditions to Obligations of Seller. At the option of Sellers, the obligations of Sellers to complete the sale of the Shares are further subject to the fulfilment, to the reasonable satisfaction of Sellers, on or before the Closing, of the following conditions:

            (a) Representations and Warranties True. The representations and warranties set forth in Article IV shall be true and correct in all material respects as of the date when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where such representations and warranties make specific reference to a date as of which they apply.

            (b) Performance. Purchaser shall have performed in all material respects its covenants contained in this Agreement required to be performed on or prior to the Closing Date.

            (c) Delivery of Releases. Each of the following documents shall have been duly authorized, executed (other than the documents noted in sub-paragraphs
(ii) and (iii) below) and delivered to Sellers by Purchaser and the CME Associates, as applicable:

                  (i)    CME Polic Release;
                  (ii)   CME Polic Slovene Withdrawal;
                  (iii)  CME Polic UK Withdrawal;
                  (iv) CME Polic Euro 3 Release (but only if Sellers are delivering at Closing the Polic Release covering, inter alia, claims relating to Euro 3 d.o.o.);
                  (v) CME Polic Euro 3 Withdrawal (but only if Sellers are delivering at Closing the Polic Release covering, inter alia, claims relating to Euro 3 d.o.o.);
                  (vi)   CME Associates Polic Release;
                  (vii)  CME Associates Polic Slovene Withdrawal;
                  (viii) CME Associates Polic UK Withdrawal;
                  (ix)   CME Registration Withdrawal;
                  (x)    CME SBS Release;
                  (xi)   CME SBS Slovene Withdrawal;
                  (xii)  CME SBS UK Withdrawal.

            (d) Anti-Monopoly Approval. The evidence provided to Sellers of the consent or approval of the Slovenian Anti-Monopoly authorities to the transactions contemplated hereby shall be reasonably satisfactory to Sellers.

            Section 6.3 Conditions to Obligations of Purchaser. At the option of the Purchaser, the obligations of Purchaser to complete the sale of the Shares are further subject to the fulfilment, to the reasonable satisfaction of Purchaser, on or before the Closing, of the following conditions:

            (a) Representations and Warranties True. The representations and warranties set forth in Article III shall be true and correct in all material respects as of the date when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where such representations and warranties make specific reference to a date as of which they apply.

            (b) Performance. Sellers shall have performed in all material respects their covenants contained in this Agreement required to be performed on or prior to the Closing Date.

            (c) No Material Adverse Change. Since the date hereof, no event or circumstance having a Company Material Adverse Effect shall have occurred.

            (d)  Due Diligence.

                  (i) Purchaser shall have conducted a reasonably satisfactory due diligence investigation, including without limitation a review of the Company's business, financial, tax and legal activities, of the Company and the Shares (the "Due Diligence"), and any issues which Purchaser may have arising from such Due Diligence have been reasonably satisfactorily resolved as contemplated by sub-paragraph (ii) below. Such Due Diligence shall include, but need not be limited to, corporate records, financial records, tax, inventory (library), publisher's liability, compliance with public media and broadcasting laws, experience and status of contractual commitments with suppliers, agents and customers. For purposes of the Due Diligence, the Company shall provide to the CME Group and its officers, employees, counsels, accountants, auditors, representatives and other approved agents as reasonably consented to by Sellers reasonable access during normal business hours throughout the period after the signing hereof and prior to the Closing, to all locations of the Company and the management of the Company and such books and records and other documents relating to the business of the Company as Purchaser reasonably deems necessary (including, but not exclusively, Accounts audited by the Auditors); provided that Purchaser agrees that (w) it shall not photocopy any documents relating to the Company provided to Purchaser or its representatives without the prior consent of Sellers or the Company, (x) a representative of the Company or Sellers shall be present in the data room where documents are made available to Purchaser and its representatives, (y) this process will be conducted in a manner designed to minimize disruption to the business of the Company and (z) to the extent practicable, such due diligence shall be conducted off of the premises of the Company at such place and on such terms as reasonably agreed among the parties.

                  (ii) If, in the reasonable judgment of Purchaser, the Due Diligence discloses any information not known to Purchaser at the date hereof regarding events or circumstances with respect to the Company which have or would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, then Purchaser shall advise Sellers of such fact and the parties shall engage in further negotiations to determine if Purchaser's concerns can be resolved. If Purchaser's concerns are not, in its reasonable judgment, resolved, then Purchaser shall so advise Sellers and Purchaser shall have the right to terminate this Agreement.

            (e) Capital Increase; Resignation of Directors. The Company's general meeting of shareholders has duly adopted (i) a resolution waiving the pre-emption rights of the shareholders of the Company under applicable Slovene law, (ii) a resolution authorizing the increase of the Company's capital in such amount as to satisfy the definition of the term "Shares" herein by issuing new shares (the "New Shares") and allowing Sellers to subscribe and pay in such New Shares by the cancellation of SBS Receivables, and (iii) a resolution authorizing, upon the transfer of the Shares to Purchaser at the Closing, the resignation or termination of the current members of the management and supervisory board and duly appointing the nominees of Purchaser to such Board.

            (f) Registration of Shareholder Resolution. The appropriate Slovene court has registered the Company's shareholder resolutions mentioned in paragraph (e) above.

            (g) Subscription for Shares. Sellers have subscribed for the New Shares and fully paid for such New Shares.

            (h) Registration of Capital Increase. The appropriate Slovene court has registered the increase of the Company's capital and the Company has duly issued the New Shares, delivered such New Shares to Sellers and registered each Seller's ownership of such New Shares in the shareholder registry of the Company, and Sellers have provided Purchaser with evidence, to the reasonable satisfaction of Purchaser, of (i) such registrations, (ii) the obtainment of any consents or waivers required with respect to any preemptive or similar rights any shareholder may have had in connection with the issuance of the New Shares, and (iii) the expiration of any time periods under applicable law or the charter documents of the Company for challenges to such registrations or the convening of, or actions taken at, the shareholders meeting(s) approving the issuance of the New Shares and the subscription by Sellers for such New Shares.

            (i) Ownership by Seller; Non-Ownership by Polic Family. After the aforementioned increase of capital, (i) Sellers hold at least ninety-eight percent (98%) of all issued and outstanding shares of the Company on a fully diluted basis, and (ii) no member of the Polic Family, whether directly or indirectly, owns or controls any capital stock or other securities of the Company (other than any indirect ownership by any member of the Polic
Family in an immaterial amount, which ownership is not known to Sellers).

            (j) Employees. The Company has decreased the number of employees (zaposleni) to not more than twenty (20) as contemplated by Section 5.2(d) and Sellers have delivered to Purchaser a certificate setting forth an accurate and complete list of all of employees of the Company as of the Closing Date, listing their age, their position and their present annual remuneration (including any right to a bonus, a benefit in-kind or a right to profit-sharing and any right to a departure or retirement indemnity).

            (k) Legal Opinion. Seller has delivered to Purchaser a legal opinion of independent legal counsel reasonably acceptable to Purchaser, which legal opinion is in form and substance satisfactory to Purchaser and addresses all of the matters set forth in Exhibit I attached hereto.

            (l) Delivery of Releases. Each of the following documents shall have been duly authorized, executed and delivered to Purchaser by Seller and the Polic Family, as applicable:

                  (i)   SBS Release;
                  (ii)  SBS Slovene Withdrawal;
                  (iii) SBS UK Withdrawal;
                  (iv)  Polic Release;
                  (v)   Polic Withdrawal, if applicable.

            (m) Reconciled Accounts. The Auditors shall have prepared and delivered to Purchaser at least ten (10) Business Days before the Closing Date the Reconciled Accounts.

            (n) Certificates Regarding Capital Structure. Sellers shall have delivered to Purchaser at least five (5) Business Days prior to the Closing a certificate, substantially in the form of Exhibit J attached hereto, setting forth and certifying as of the Closing (i) the capital structure of the Company, the number of shares owned by Sellers and the certificate numbers corresponding to such shares, and (ii) to Sellers' knowledge based on the share register of the Company, (A) the identity of all holders of shares in the Company, (B) the number of shares in the Company owned by each such holder, and (C) the certificate numbers corresponding to each holder's shares.

                                   ARTICLE VII

                                     CLOSING
                                     -------

            Section 7.1 Closing Date. The acquisition of the Shares pursuant to this Agreement shall be completed on the earliest practicable Business Day following the fulfilment (or, if applicable, waiver) of all of the Closing Conditions set forth in Article VI hereof, at the offices of Purchaser or such other place as the parties may agree. Either Sellers or Purchaser may provide written notice to the other indicating that all Closing Conditions have been either satisfied (or, if applicable, waived) and suggesting a Closing Date not less than ten (10) nor more than fifteen (15) Business Days after the date of such notice. Unless the party receiving such notice has a reasonable basis to object, the Closing Date shall be the date suggested in such notice.

            Section 7.2 Actions Taken at Closing. At the Closing, the parties shall exchange the following documents and take the following actions:

            (a) each party shall execute a certificate confirming the fulfilment (or, if applicable, waiver) of the Closing Conditions running to the benefit of such party;

            (b) Sellers shall (i) endorse in favor of Purchaser each share certificate representing the Shares and deliver same to Purchaser (each such share certificate having the appropriate certificate number and the face value of the shares marked on its face), and (ii) advise the Company of such endorsement (and the number of Shares concerned) and cause the Company to register the transfer of the Shares to Purchaser in the share register of the Company;

            (c) Purchaser shall, as contemplated by Section 2.3, (i) instruct its bank to pay the Purchase Price to Sellers, or (ii) (A) instruct the escrow agent to pay to Sellers the Purchase Price out of the Escrow Amount, and (B) instruct its bank to pay the difference between the Escrow Amount and the Purchase Price, if any, or (iii) execute and deliver to Sellers the Promissory Note and the Pledge Agreement;

            (d) Sellers shall, if applicable, instruct the escrow agent to pay to Central European Media Enterprises Ltd. all amounts, if any, of the Escrow Amount remaining in the escrow account after payment as contemplated by Section 7.2(c)(ii)(A) above;

            (e) Sellers shall deliver to Purchaser the resignations of all members of the Company's management and supervisory boards, which resignations shall confirm in writing that such members have no claims, or otherwise waive any claims they may have, against the Company;

            (f)  Sellers   shall  execute  and  deliver  to  Purchaser  the  SBS
Assignment Agreement; and

            (g) Sellers and Purchaser shall execute a cross-receipt, substantially in the form of Exhibit K attached hereto.

                                  ARTICLE VIII

                                   TERMINATION
                                   -----------

            Section 8.1 Right of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

            (a) at any time, upon the mutual written consent of Sellers, on the one hand, and Purchaser, on the other hand;

            (b) by Sellers, on the one hand, or Purchaser, on the other hand, at any time after the Slovenian anti-monopoly authorities have issued a final, binding and non-appealable decision prohibiting the consummation of the transactions as contemplated herein; or

            (c) at any time after August 18, 2000, by Sellers, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred on or before such date; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfil any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

            Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 hereof, all further obligations of Sellers and Purchaser hereunder shall terminate and no damages or other compensation shall be payable by any party, except that nothing in this Section

8.2 shall relieve any party hereto of any liability for any breach of this Agreement that occurred prior to the termination of this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION
                                 ---------------

            Section 9.1 Survival of Representations and Covenants. The representations and warranties set forth in Articles III and IV shall survive the Closing until the first anniversary thereof; provided that if written notice of a claim for indemnification hereunder giving reasonable details of the claim is delivered by a party seeking indemnification hereunder to a party obligated to make an indemnification payment hereunder prior to the expiration of the above mentioned survival period, then such representation and warranty shall continue to survive with respect to that particular claim only so long as legal proceedings are instituted and served with respect to the claim within twelve
(12) months of such written notice. Unless otherwise stated herein, the covenants and agreements of the parties hereto shall survive the Closing without limit.

            Section 9.2  Indemnification.

            (a) Indemnification by Sellers. After the Closing, Sellers shall, subject to Section 9.3, jointly and severally indemnify Purchaser from and against any and all Losses suffered by Purchaser resulting from, subject to the time limitation contained in Section 9.1 hereof, (i) any breach by any Seller of any representation or warranty under Article III hereof, and/or (ii) the failure of any Seller to perform any of the covenants to be performed by it pursuant to this Agreement and/or (iii) any claims by any employees or former employees of the Company as a result of the restructuring contemplated by Section 5.2(d). In case Purchaser receives notice of any claim against Purchaser which may be subject to indemnification by Sellers in favor of Purchaser, it shall promptly notify Sellers, and Sellers shall thereupon have the right to assume the defence against such claim and to contest it or agree to any settlement or compromise of it; provided, however, that Sellers may not compromise or settle such claim without Purchaser's consent (which shall not be unreasonably withheld) unless
(x) there is no finding or admission of any violation of law by Purchaser and no effect on any other claims that may be made against Purchaser and (y) the sole relief provided is monetary damages that are paid in full by Sellers.

             (b) Indemnification by Purchaser. After the Closing, Purchaser shall, subject to Section 9.3, indemnify Sellers from and against any and all Losses, resulting from, subject to the time limitation contained in Section 9.1 hereof, (i) any breach by Purchaser of any representation or warranty under
 Article IV hereof, and/or (ii) the failure of Purchaser to perform any of the covenants to be performed by it pursuant to this Agreement. In case Sellers receive notice of any claim against Sellers which may be subject to indemnification by Purchaser in favour of Sellers, Sellers shall promptly notify Purchaser, and Purchaser shall thereupon have the right to assume the defense against such claim and to contest it or agree to any settlement or compromise of it; provided, however, that Purchaser may not compromise or settle such claim without Sellers' consent (which shall not be unreasonably withheld) unless (x) there is no finding or admission of any violation of law by Sellers and no effect on any other claims that may be made against Sellers, and (y) the sole relief provided is monetary damages that are paid in full by Purchaser.

            Section 9.3  Limitations on Indemnification.

            (a) The amount of any loss indemnifiable by any indemnifying party pursuant to this Article IX shall exclude lost profits and consequential damages.

            (b) No amount shall be payable by Sellers or Purchaser in respect of any Loss if such Loss would not have arisen but for some voluntary act, omission, transaction or arrangement carried out by or on behalf of the party seeking indemnification hereunder, other than the holding of Shares and the performance by any party of its obligations under this Agreement and any other agreements entered into in connection with this Agreement.

            (c) No party shall be entitled to be indemnified more than once under this Agreement for the same Loss in the event that more than one representation, warrant or covenant has been breached.

            Section 9.4 Limitations on Liability. No claims arising under or in connection with this Agreement shall be allowed unless such claims, individually or in the aggregate, exceed US$ 10,000. For the avoidance of doubt the preceding sentence does not require the deduction of any amounts from a permitted claim. The liability of any party hereto for all claims under or in connection with this Agreement shall in no event exceed US$12,500,000 (twelve million five hundred thousand US Dollars).

            Section 9.5 Exclusive Remedy. After the Closing, the indemnification provided in this Article IX shall be the exclusive remedy for breach of this Agreement, except that any party shall have the right (in addition to its rights under this Article IX) to seek specific performance of the non-monetary obligations of the other party. It is expressly understood and agreed that, except by virtue of the indemnification provisions set forth in this Article IX, Purchaser is not entitled to any adjustment, reduction, set-off, damages, or the like in connection with the Purchase Price or interest thereon or otherwise in connection with the transactions contemplated by this Agreement.

                                    ARTICLE X

                                   GUARANTEES
                                   ----------

            Section 10.1  Guarantee of Sellers.

            (a) Sellers Guarantor irrevocably and unconditionally guarantees the payment by Sellers of any and all amounts (including without limitation damages for breaches) which after the date hereof have become due and payable by Sellers to Purchaser under this Agreement, up to a maximum aggregate liability of US$12,500,000 (twelve million five hundred thousand US Dollars), but only if (i) 30 days shall have elapsed after Purchaser shall have notified Sellers that such amounts shall have become due and payable under this Agreement (unless Sellers have been liquidated or otherwise wound up, in which case Purchaser may immediately turn to Sellers Guarantor for payment), or (ii) if Purchaser's claim for such amount shall have been referred to arbitration pursuant to Section 11.2, such amount shall have been finally determined pursuant to Section 11.2 to be due and payable by Sellers under this Agreement. If any Seller shall fail in any respect to fulfill any such payment obligations within the applicable time period (including any payment period permitted by a final and binding arbitration decision) provided for in sub-paragraphs (i) and (ii) in the immediately preceding sentence, Purchaser shall be at liberty to act, and Sellers Guarantor shall be liable, as if Sellers Guarantor were the party principally bound by such payment obligations.

            (b) The obligations of Sellers Guarantor under this Section 10.1 shall not be affected by any act, omission, matter or thing which, but for these provisions, might operate to release or otherwise exonerate Sellers Guarantor from such obligations or affect such obligations, including and whether or not known to Sellers Guarantor:

                  (i) any time, indulgence, waiver or consent at any time given to any Seller or any other person;

                  (ii)  any  compromise  or  release  of,  or  abstention   from
perfecting or enforcing, any rights or remedies against any Seller or any other person;

                  (iii) any legal limitation, disability, incapacity or other circumstance relating to any Seller or any person or any amendment or supplement to or variation of the terms of this Agreement; or

                  (iv) any irregularity, unenforceability or invalidity of any obligations of any Seller under this Agreement or the dissolution, amalgamation, reconstruction or insolvency of any Seller.

            (c) Sellers Guarantor makes the following representations, warranties and agreements:

                  (i) Sellers Guarantor (A) is a duly organized and validly existing corporation under the laws of Luxembourg and (B) has the power and authority in all material respects to own its property and assets and to transact the business in which it is engaged.

                  (ii) Sellers Guarantor has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated herein by it and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement. Sellers Guarantor has duly executed and delivered this Agreement and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

                  (iii) Neither the execution and delivery of this Agreement by Sellers Guarantor, nor consummation of the transactions contemplated herein by it, will in any material respect (A) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (x) the governing documents of Sellers Guarantor; or (y) any material agreement to which Sellers Guarantor is a party or by which Sellers Guarantor or any of its material assets may be bound; or (B) violate any law, order, judgment or decree of any court or other governmental authority applicable to Sellers Guarantor.

            (d) The guarantee of the Sellers Guarantor under this Section 10.1 is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of Purchaser in exercising any right, power or privilege hereunder and no course of dealing between Sellers Guarantor or Purchaser shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which Purchaser would otherwise have. No notice to or demand on Sellers Guarantor in any case shall entitle Sellers Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of Purchaser to any other or further action in any circumstances without notice or demand.

            (e) The guarantee of the Sellers Guarantor under this Section 10.1 shall be binding upon Sellers Guarantor and its successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns, provided that Sellers Guarantor may not transfer or assign any or all of its rights and obligations hereunder without the prior written consent of Purchaser.

            Section 10.2  Guarantee of Purchaser.

            (a) Purchaser Guarantor irrevocably and unconditionally guarantees the payment by Purchaser of any and all amounts (including without limitation damages for breaches) which after the date hereof have become due and payable by Purchaser to Sellers under this Agreement, up to a maximum aggregate liability of US$12,500,000 (twelve million five hundred thousand US Dollars), but only if
(i) 30 days shall have elapsed after Sellers shall have notified Purchaser that such amounts shall have become due and payable under this Agreement (unless Purchaser has been liquidated or otherwise wound up, in which case Sellers may immediately turn to Purchaser Guarantor for payment), or (ii) if Sellers' claim for such amount shall have been referred to arbitration pursuant to Section 11.2, such amount shall have been finally determined pursuant to Section 11.2 to be due and payable by Purchaser under this Agreement. If Purchaser shall fail in any respect to fulfill any such payment obligations within the applicable time period (including any payment period permitted by a final and binding arbitration decision) provided for in sub-paragraphs (i) and (ii) in the immediately preceding sentence, Sellers shall be at liberty to act, and Purchaser Guarantor shall be liable, as if Purchaser Guarantor were the party principally bound by such payment obligations.

            (b) The obligations of Purchaser Guarantor under this Section 10.2 shall not be affected by any act, omission, matter or thing which, but for these provisions, might operate to release or otherwise exonerate Purchaser Guarantor from such obligations or affect such obligations, including and whether or not known to Purchaser Guarantor:

                  (i) any time, indulgence, waiver or consent at any time given to Purchaser or any other person;

                  (ii) any compromise or release of, or abstention from perfecting or enforcing, any rights or remedies against Purchaser or any other person;

                  (iii) any legal limitation, disability, incapacity or other circumstance relating to Purchaser or any person or any amendment or supplement to or variation of the terms of this Agreement; or

                  (iv) any irregularity, unenforceability or invalidity of any obligations of Purchaser under this Agreement or the dissolution, amalgamation, reconstruction or insolvency of Purchaser.

            (c) Purchaser Guarantor makes the following representations, warranties and agreements:

                  (i) Purchaser Guarantor (A) is a duly organized and validly existing corporation under the laws of The Netherlands and (B) has the power and authority in all material respects to own its property and assets and to transact the business in which it is engaged.

                  (ii) Purchaser Guarantor has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated herein by it and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement. Purchaser Guarantor has duly executed and delivered this Agreement and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

                  (iii) Neither the execution and delivery of this Agreement by Purchaser Guarantor, nor consummation of the transactions contemplated herein by it, will in any material respect (A) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (x) the governing documents of Purchaser Guarantor; or (y) any material agreement to which Purchaser Guarantor is a party or by which Purchaser Guarantor or any of its material assets may be bound; or (B) violate any law, order, judgment or decree of any court or other governmental authority applicable to Purchaser Guarantor.

            (d) The guarantee of the Purchaser Guarantor under this Section 10.2 is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of Sellers in exercising any right, power or privilege hereunder and no course of dealing between Purchaser Guarantor or Sellers shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which Sellers would otherwise have. No notice to or demand on Purchaser Guarantor in any case shall entitle Purchaser Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of Sellers to any other or further action in any circumstances without notice or demand.

            (e) The guarantee of the Purchaser Guarantor under this Section 10.2 shall be binding upon Purchaser Guarantor and its successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns, provided that Purchaser Guarantor may not transfer or assign any or all of its rights and obligations hereunder without the prior written consent of Sellers.

                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

            Section 11.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, U.S.A.

            Section 11.2 Dispute Resolution. Any dispute, controversy or claim between the parties hereto arising out of or related to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the arbitration rules of the International Chamber of Commerce. The arbitral tribunal shall be composed of a sole arbitrator, which arbitrator shall not be resident in Slovenia and shall be a lawyer qualified under New York law, appointed by the parties hereto involved in such dispute; provided, however, if the parties are unable to agree on an arbitrator within 14 days, then an arbitrator (subject to the same criteria noted in the preceding clause) shall be appointed by the International Chamber of Commerce. The place of arbitration shall be London, England (unless applicable Slovene law requires the place of arbitration to be in Slovenia, in which case the place of arbitration shall be Ljubljana, Slovenia). The language to be used in the arbitral proceedings shall be English. The decision of the arbitrator shall be final and binding on the parties.

            Section 11.3 Notices. All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by registered mail (return receipt requested) or facsimile transmission (confirmed by registered mail). Notices shall be sent to the appropriate party at the following addresses or facsimile numbers given below (or such other address or facsimile number as shall be specified by notice given hereunder):

            (a) If to any Seller or Seller Guarantor, to:

            SBS Broadcasting S.A.
            8-10 rue Mathias Hardt
            L-1717 Luxembourg

            Attention:  Corporate Secretary
            Facsimile:  +35 2 40 7804

            with copies to:

            SBS Broadcasting S.A.
            36 St. Ives Street
            London  SW3 2ND, England

            Attention:  Corporate Secretary
            Facsimile:  +44 020 7590 3601

            and

            Sullivan & Cromwell
            St. Olave's House
            9a Ironmonger Lane
            London  EC2V 8EY, England

            Attention:  William A. Plapinger
            Facsimile:  +44 020 7710 6565

            (b)  If to Purchaser or Purchaser Guarantor, to:

            Superplus Holding d.d.
            Kranjceva 26
            Ljubljana, Slovenia  1000

            Attention: Marjetka Horvat, General Director

            with a copy to:

            CME Group
            Swan House 52-53 Poland Street,
            London W1V 3DF
            United Kingdom

            Facsimile:  44 (0)207 292 7948
            Attention: Legal Department

            Section 11.4 Costs and Expenses. Except as otherwise expressly provided, all costs and expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses; provided, however, that the costs of the preparation of the Reconciled Accounts shall be borne by Purchaser.

            Section 11.5 Entire Agreement. This Agreement, together with its exhibits and schedules (which constitute an integral part thereof) embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral or written negotiations, agreements, representations understandings or arrangements (if any) between the parties with respect to the subject matter contained therein, including without limitation those portions of the Termination Agreement dated September 28, 1999 between SBS Broadcasting S.A. and Central European Media Enterprises Ltd. relating to matters in Slovenia. No party hereto shall be entitled to rely on any document, agreement, understanding or arrangement which is not expressly set forth in this Agreement or the exhibits and schedules hereto.

            Section 11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

            Section 11.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same legal document.

            Section 11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

            Section 11.9 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 11.10 Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

            Section 11.11 Amendments; Modifications. This Agreement may not be modified, amended or changed in any respect except in writing duly signed by the party against whom such modification, amendment or change is sought.

            Section 11.12 Release of Directors and Officers of the Company. Purchaser hereby agrees to release the individual directors and officers of the Company's Supervisory Board and its Executive Management Board who shall be resigning at the Closing from and against any and all claims, rights and obligations, whether known or unknown, actual or contingent, asserted or held by Purchaser or its Affiliates against such officer or director arising out of or relating to the Company or the transactions contemplated hereby, other than any claims, rights or obligations arising out of the gross negligence or wilful misconduct of such director or officer.

            IN WITNESS WHEREOF, the parties have signed this Agreement on the date set forth at the beginning of this Agreement, in two original copies, each party acknowledging receipt of one such copy.

TV-IN d.d.



---------------------------------

Name:

Title:



IMPALER d.o.o.



---------------------------------

Name:

Title:



SBS BROADCASTING S.A.



---------------------------------

Name:

Title:



Superplus HOLDING d.d.



---------------------------------

Name:

Title:

CME MEDIA ENTERPRISES B.V.



---------------------------------

Name:

Title: